UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2021

PACIRA BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35060	51-0619477
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

5401 West Kennedy Boulevard, Suite 890

Tampa, Florida 33609

(Address of principal executive offices) (Zip Code)

(813) 553-6680

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	PCRX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

As previously disclosed, on October 11, 2021, Pacira BioSciences, Inc., a Delaware corporation (“Pacira”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Oyster Acquisition Company Inc., a Delaware corporation and wholly owned subsidiary of Pacira (“Purchaser”), and Flexion Therapeutics, Inc., a Delaware corporation (“Flexion”).

Item 1.01. Entry into a Material Definitive Agreement.

Prior to the Effective Time (as defined below) and in connection with the acceptance for payment by Purchaser of all of the outstanding shares of common stock of Flexion, $0.001 par value per share (the “Shares”), validly tendered and not properly withdrawn pursuant to the Offer (as defined below), Pacira and American Stock Transfer & Trust Company, LLC entered into a contingent value right agreement on November 19, 2021 (the “CVR Agreement”) governing the terms of the CVRs (as defined below).

A CVR represents the non-transferable right to receive one or more contingent cash payments of up to $8.00 per Share in the aggregate, in cash, net of applicable withholding taxes and without interest (each, a “Milestone Payment” and collectively, the “Milestone Payments”), with each Milestone Payment conditioned upon the achievement of the applicable milestone on or prior to December 31, 2030 as follows (each, a “Milestone”):

•	$1.00 per CVR, the first time that net sales of ZILRETTA® (triamcinolone acetonide extended-release injectable suspension) in any calendar year equal or exceed $250.0 million.

•	$2.00 per CVR, the first time that net sales of ZILRETTA in any calendar year equal or exceed $375.0 million.

•	$3.00 per CVR, the first time that net sales of ZILRETTA in any calendar year equal or exceed $500.0 million.

•	$1.00 per CVR upon approval by the U.S. Food and Drug Administration (the “FDA”) of a biologics license application (BLA) for FX201, Flexion’s clinical stage gene therapy product candidate.

•	$1.00 per CVR upon approval by the FDA of a new drug application (NDA) for FX301, Flexion’s investigational product candidate.

It is possible that none of the Milestones described above will be achieved on or prior to December 31, 2030, in which case holders of CVRs will not receive any payments with respect to their CVRs. It is not possible to predict whether a payment will become payable with respect to the CVRs. Whether any Milestone required for payment of any Milestone Payment is met will depend on many factors, some within the control of Pacira and its subsidiaries and others outside the control of Pacira and its subsidiaries. The CVR Agreement requires Pacira to, and to cause its controlled affiliates and direct any sublicensees to, use “commercially reasonable efforts” to achieve the Milestones described above, but there can be no assurance that any of the Milestones will be achieved or that any payment with respect to the CVRs will be made.

As used in the CVR Agreement, “commercially reasonable efforts” means, with respect to a task related to a product, the efforts required to carry out such task in a diligent and sustained manner without undue interruption, pause or delay, which level is at least commensurate with the level of efforts that a pharmaceutical company of comparable size and resources as those of Pacira and its controlled affiliates would devote to a product of similar potential (including commercial potential), taking into account its proprietary position and profitability (including pricing and reimbursement status, but excluding the obligation to pay the Milestone Payments under the CVR Agreement), anticipated or actual market conditions and economic return potential, the regulatory environment, and other relevant technical, commercial, legal, scientific and/or medical factors.

The right to the payment described above is solely a contractual right governed by the terms and conditions of the CVR Agreement. The CVRs will not be evidenced by a certificate or other instrument, will not have any voting or dividend rights and will not represent any equity or ownership interest in Pacira or Flexion. The CVRs will not be registered or listed for trading. No interest will accrue or be payable in respect of any of the amounts that may be payable on CVRs. Holders of CVRs will have no greater rights against Pacira than those accorded to general, unsecured creditors under applicable legal requirements.

The foregoing description of the CVR Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the CVR Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

As previously disclosed, pursuant to the Merger Agreement, on October 22, 2021, Purchaser commenced a tender offer to acquire all of the outstanding Shares at an offer price of (i) $8.50 per Share, in cash, net of applicable withholding taxes and without interest (the “Cash Amount”), plus (ii) one contingent value right per Share (each, a “CVR”), which will represent the right to receive one or more contingent payments of up to $8.00 per Share in the aggregate, in cash, net of applicable withholding taxes and without interest, upon the achievement of the Milestones on or prior to December 31, 2030, pursuant to the terms of the CVR Agreement (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 22, 2021 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with the Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, constitute the “Offer”).

On November 19, 2021, Pacira announced that the offering period of the Offer had expired at one minute following 11:59 p.m., Eastern Time, on November 18, 2021 (the “Expiration Time”), and that as of such time, based on the information provided by the depositary for the Offer, 26,026,307 Shares were validly tendered and not validly withdrawn pursuant to the Offer prior to the Expiration Time, representing approximately 51.7% of the outstanding Shares as of such time, which Shares were sufficient to have met the minimum condition of the Offer and to enable the Merger (as defined below) to occur under Delaware law without a meeting of Flexion’s stockholders and without a vote of Flexion’s stockholders. In addition, the depositary for the Offer also advised Purchaser that, as of such time, notices of guaranteed delivery had been received for 9,526,961 Shares, representing approximately 18.9% of the outstanding Shares as of such time. All conditions to the Offer having been satisfied, Purchaser subsequently accepted for payment all Shares validly tendered and not validly withdrawn prior to the Expiration Time, and will promptly pay for such Shares in accordance with the terms of the Offer.

Following the completion of the Offer, on November 19, 2021, pursuant to the terms of the Merger Agreement and in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), Purchaser merged with and into Flexion with Flexion surviving as a wholly owned subsidiary of Pacira (the “Merger”). At the effective time of the Merger (the “Effective Time”), Shares that were not purchased pursuant to the Offer (other than Shares held (i) by Flexion or its subsidiaries (including Shares held in Flexion’s treasury), (ii) by Pacira, Purchaser, any other direct or indirect wholly owned subsidiary of Pacira, or (iii) by stockholders of Flexion who have properly exercised and perfected their statutory rights of appraisal under the DGCL) were converted into the right to receive an amount in cash equal to the Offer Price, without interest and subject to any withholding of taxes required by applicable legal requirements.

Pursuant to the Merger Agreement, each of Flexion’s stock options (the “Flexion Options”) that was outstanding as of immediately prior to the Effective Time was accelerated and became fully vested and exercisable effective immediately prior to, and contingent upon, the Effective Time.

Each Flexion Option that had an exercise price that was less than the Cash Amount (each, an “In-the-Money Option”) that was outstanding and unexercised as of immediately prior to the Effective Time has been cancelled and converted into the right to receive (a) cash in an amount equal to the product of (i) the total number of Shares subject to such In-the-Money Option multiplied by (ii) the excess (if any), of (x) the Cash Amount over (y) the exercise price payable per Share under such In-the-Money Option, and (b) one CVR for each Share subject to such In-the-Money Option, net of applicable withholding taxes.

Each Flexion Option that had an exercise price equal to, or greater than, the Cash Amount and less than $9.12, the closing price per Share on the Nasdaq Global Market on November 18, 2021 (the “Option Reference Price” and such Flexion Option, an “Out-of-the-Money Option”) that was outstanding and unexercised as of immediately prior to the Effective Time has been cancelled and converted into the right to receive from time to time upon the achievement of the Milestones, a cash payment, if any, equal to (a) the product of (i) the total number of Shares subject to such Out-of-the-Money Option multiplied by (ii) the amount, if any, by which (x) the Cash Amount plus the applicable Milestone Payment plus any Milestone Payments previously earned exceeds (y) the exercise price payable per Share under such Out-of-the-Money Option minus (b) the gross amount previously paid with respect to such Out-of-the-Money Option, net of applicable withholding taxes.

Any Flexion Option that had an exercise price equal to, or greater than, the Option Reference Price has been canceled for no consideration.

Each Share subject to or otherwise deliverable in connection with restricted stock unit awards granted, including, for the avoidance of doubt, any performance-based restricted stock unit awards (a “Flexion RSU”) that was outstanding as of immediately prior to the Effective Time was accelerated and became fully vested and exercisable effective immediately prior to, and contingent upon, the Effective Time, and has been cancelled and converted into the right to receive (a) cash in an amount equal to the product of (i) the total number of Shares issuable in settlement of such Flexion RSU multiplied by (ii) the Cash Amount and (b) one CVR for each Share issuable in settlement of such Flexion RSU, net of applicable withholding taxes.

The total consideration paid for the Shares in the Offer and the Merger, including the amounts estimated to repay certain indebtedness of Flexion, was approximately $734.3 million (after giving effect to payments received pursuant to the exercise of Flexion Options). These amounts exclude (i) fees and expenses related to the Offer and the Merger, (ii) any Flexion cash and cash equivalents assumed by Pacira and (iii) any potential Milestone Payments, if any. Pacira provided Purchaser with sufficient funds to purchase all Shares accepted for payment in the offering period of the Offer and all Shares purchased in the Merger via Pacira’s cash or other liquid financial resources. Pacira estimates that up to an additional $424.9 million in the aggregate may be payable to holders of the CVRs if each of the Milestones is achieved.

The foregoing description of the Merger Agreement and the related transactions does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 to the Current Report on Form 8-K filed by Pacira with the U.S. Securities and Exchange Commission (the “SEC”) on October 12, 2021, and is incorporated herein by reference.

Item 8.01. Other Events.

On November 19, 2021, Pacira issued a press release relating to, among other things, the consummation of the Merger. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The audited financial statements of Flexion required by this item will be filed by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date on which this Current Report on Form 8-K was required to be filed.

(b) Pro Forma Financial Information.

The pro forma financial information reflecting the Merger, to the extent required by this item, will be furnished by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date on which this Current Report on Form 8-K was required to be filed.

(d) Exhibits.

Exhibit Number	Exhibit Description

2.1*	Agreement and Plan of Merger, dated as of October 11, 2021, by and among Flexion Therapeutics, Inc., Pacira BioSciences, Inc. and Oyster Acquisition Company Inc. (incorporated by reference to Exhibit 2.1 to Pacira’s Current Report on Form 8-K filed with the SEC on October 12, 2021).

10.1	Contingent Value Right Agreement, dated as of November 19, 2021, by and between Pacira BioSciences, Inc. and American Stock Transfer & Trust Company, LLC.

99.1	Press Release, dated as of November 19, 2021.

104	Cover Page Interactive Data File (Formatted as Inline XBRL).

*	Certain exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Pacira agrees to furnish supplementally to the SEC a copy of any omitted exhibits or schedules upon request; provided that Pacira may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIRA BIOSCIENCES, INC.

Date: November 19, 2021	By:	/s/ Kristen Williams
Kristen Williams
Chief Administrative Officer and Secretary